Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 11, 2026 relating to the consolidated financial statements of Seneca Foods Corporation and subsidiaries, and the effectiveness of Seneca Foods Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Seneca Foods Corporation and subsidiaries for the year ended March 31, 2026.

/s/ Deloitte & Touche LLP

Rochester, New York

August 6, 2026